Exhibit 99.1

Contacts: Rebecca Geier
Director Investor Relations/Corp. Comm.
(512) 683-5325

National Instruments Reports Quarterly Revenue of $172 Million
51 Percent Year-Over-Year Increase in Net Income

AUSTIN, Texas - April 26, 2007 - National Instruments (Nasdaq: NATI) reported quarterly revenue in the first quarter of $172 million, up 11 percent from Q1 2006. Diluted earnings per share (EPS) for Q1 2007 was 23 cents with net income of $19 million. This represents a 51 percent increase in net income compared to Q1 2006.

Non-GAAP (Generally Accepted Accounting Principles) diluted EPS in Q1 2007 was 28 cents with non-GAAP net income of $22.5 million, up 39 percent from Q1 2006. For Q1 2007, non-GAAP operating margin was 15.5 percent, up from 13 percent in Q1 2006. This 250 basis point increase in Q1 non-GAAP operating margin has positioned the company well to achieve its goal of 18 percent non-GAAP operating margin for the full year. The company's non-GAAP results exclude the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Reconciliations of the company's GAAP and non-GAAP results are included as part of this press release.

NI virtual instrument and graphical system design products, which constitute the vast majority of the company's product portfolio, had 13.4 percent year-over-year revenue growth in Q1. This represents the third consecutive quarter of strong revenue growth from these products despite three sequential quarterly declines in the Global Purchasing Managers Index. NI believes this continued strong organic growth validates the company's strategy of increased investment in R&D to drive new product success.

Revenue from NI instrument control products declined by 6 percent year-over-year in Q1, compared to a 5 percent decline year-over-year in Q4 2006. The company believes this decline in revenue from instrument control products reflects the recent slowdown in the traditional test and semiconductor test markets. Instrument control represented less than 11 percent of NI revenue in Q1 2007, down from 13 percent in Q1 last year.

"I am very pleased with the strong revenue growth we saw in Q1 in the areas of LabVIEW FPGA, CompactRIO, USB data acquisition, modular instruments, RF and PXI," said Dr. James Truchard, NI president and CEO. "We believe our strategy of increased investment in R&D over the last six years has allowed us to significantly outperform our competitors during this weaker period for the industry."

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

Geographically, revenue in U.S. dollar terms for Q1 2007 compared to Q1 2006 was up 4 percent in the Americas, up 14 percent in Europe and up 21 percent in Asia, equaling overall growth of 11 percent. In local currency terms, revenue was up 6 percent in Europe and up 20 percent in Asia.

The company announced today that the board of directors declared a dividend of 7 cents per share on its common stock payable on June 4, 2007, to shareholders of record on May 14, 2007. As of March 31, 2007, the company had $245 million in net cash and short-term investments. During the quarter the company used $29 million to repurchase 1,057,000 shares of its common stock at an average price of $27.67 per share.

Q1 2007 Highlights

  Revenue of $172 million, up 11 percent year-over-year
  GAAP net income of $19 million, up 51 percent year-over-year
  Non-GAAP net income of $22.5 million, up 39 percent year-over-year
  Record revenue from PXI system sales
  Record revenue from distributed I/O products
  Strong growth of software, USB data acquisition, modular instruments and RF products
  Cash and short-term investments of $245 million
  LabVIEW recognized by EDN magazine as Innovation of the Year in the software category
  Test & Measurement World magazine awards LabVIEW the Test-of-Time Award in recognition of the continuous high quality and efficiency of the graphical development environment

"Entering 2007, we focused on achieving double digit revenue growth in the face of a weaker industrial economy, while also continuing to drive operating leverage as we move toward our goal of 18 percent non-GAAP operating margin for 2007," said Alex Davern, NI CFO. "We are very pleased to have been able to deliver on these goals in Q1, growing our non-GAAP net income by 39 percent in what was a tough quarter for our industry."

Guidance for Q2 2007

NI currently expects revenue for Q2 2007 to be in the range of $174 million to $183 million, compared to revenue of $160 million in Q2 last year. Additionally, for Q2 2007, the company expects GAAP diluted EPS to be in the range of 23 cents to 28 cents per share compared to 21 cents in Q2 last year. The company also expects non-GAAP fully diluted EPS to be in the range of 28 cents to 33 cents per share compared to 25 cents in Q2 last year.

For the full year management expects to record our fifth consecutive year of record revenue and our second consecutive year of record net income. Management also currently expects GAAP and non-GAAP effective tax rates for the full year to be 22 percent.

In Q2 2007, the company expects the combined impact of stock-based compensation and the amortization of acquisition-related intangibles to be 5 cents per share.

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

Interested parties can listen to a conference call today, April 26, 2007, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #1013048 from April 26, 2007, at 7:00 p.m. CST, through May 3, 2007, at 12:00 a.m. CST.

This release contains "forward-looking statements," including statements related to the company's goal of 18 percent operating margin and the company being positioned to achieve such goal; strategy of increased investment in R&D; significantly outperforming competitors; and the guidance for Q2 2007 and the full year of 2007 including revenue, GAAP and non-GAAP diluted EPS, effective tax rates, and the estimated diluted EPS impact of stock-based compensation and acquisition-related intangibles. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 4,000 employees and direct operations in nearly 40 countries. For the past eight years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance
In addition to disclosing results determined in accordance with GAAP, the company also discloses certain non-GAAP operating results that exclude certain charges. In this press release, the company has presented its gross margin, operating margin, net income and diluted EPS results for Q1 2007, Q1 2006 and its guidance for Q2 2007 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP.

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

Management believes these non-GAAP financial measures provide useful information to investors as certain of the company's investors have requested that the company disclose non-GAAP information because they believe it is useful in understanding the company's performance as it excludes non-cash charges that certain investors feel may obscure the company's operating performance and because they believe it is useful in measuring the company's performance relative to the company's long-term public performance goals. Management believes that including the non-GAAP results assists investors in assessing the company's operational performance and assessing its performance relative to its competitors. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses these non-GAAP measures to manage and assess the profitability and performance of its business and does not consider stock-based compensation expense or amortization of acquired intangibles that are all non-cash charges in managing its operations. Specifically, management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to measure management performance for purposes of executive compensation including payments to be made under bonus plans, to assist the public in measuring the company's performance relative to the company's long-term public performance goals, to allocate resources and, relative to the company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company's business.

In line with common industry practice and to help enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

The condensed consolidated balance sheets and statements of income follow.

CompactRIO, LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

	March 31 2007 (unaudited)	December 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$137,316	$100,287
Short-term investments	107,769	150,190
Accounts receivable, net	110,398	117,235
Inventories, net	77,062	77,138
Other current assets	39,005	32,244
Total current assets	471,550	477,094

Property and equipment, net	146,046	145,425
Goodwill, net	53,437	53,343
Intangibles, net	42,740	40,065
Other long-term assets	5,933	5,293
Total assets	$719,706	$721,220

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$32,821	$32,001
Deferred revenue	24,358	22,208
Accrued expenses and other liabilities	37,803	45,310
Total current liabilities	94,982	99,519

Deferred income taxes, net	20,473	20,472
Other long-term liabilities	7,487	4,643
Total liabilities	122,942	124,634

Stockholders' equity:
Preferred stock	-	-
Common stock	796	799
Additional paid-in capital	96,218	109,851
Retained earnings	496,894	483,437
Other	2,856	2,499
Total stockholders' equity	596,764	596,586
Total liabilities and stockholders' equity	$719,706	$721,220

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
April 26, 2007

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended March 31
	2007	2006
Net sales	$171,641	$154,752
Cost of sales	42,148	41,505
Gross profit	129,493	113,247

Sales and marketing	63,580	56,400
Research and development	29,236	27,982
General and administrative	14,534	13,012
Patent litigation	41	27
Total operating expenses	107,391	97,421

Operating income	22,102	15,826

Interest income	2,236	1,253
Foreign currency gain (loss)	189	(386)
Other income (expense), net	(106)	189

Income before income taxes	24,421	16,882
Provision for income taxes	5,372	4,280

Net income	$19,049	$12,602

EPS:
Basic	$0.24	$0.16
Diluted	$0.23	$0.15

Weighted average shares
outstanding:
Basic	79,842	79,053
Diluted	81,232	81,608

Dividends declared per share	$0.07	$0.06

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

National Instruments
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)
Reconciliation of Gross Profit to Non-GAAP Gross Profit

	Three Months Ended March 31,
	2007	2006

Gross profit, as reported	$129,493	$113,247
Stock-based compensation	184	106
Amortization of acquisition intangibles	677	666

Non-GAAP gross profit	$130,354	$114,019

Reconciliation of Operating Income to Non-GAAP Operating Income

	Three Months Ended March 31,
	2007	2006

Operating income, as reported	$22,102	$ 15,826
Stock-based compensation	3,657	3,574
Amortization of acquisition intangibles	797	789

Non-GAAP operating income	$26,556	$ 20,189

National Instruments Reports Quarterly Revenue of $172 Million
April 26, 2007

Reconciliation of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

	Three Months Ended
	March 31,

	2007	2006

Net income, as reported	$19,049	$12,602
Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation, net of tax effect	2,911	3,038
Amortization of acquisition intangibles, net of tax effect	543	530

Non-GAAP net income	$22,503	$16,170

Diluted EPS, as reported	$0.23	$0.15
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	$0.04	$0.04
Impact of amortization of acquisition intangibles, net of tax effect	$0.01	$0.01

Non-GAAP diluted EPS	$0.28	$0.20

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